Exhibit 10.1

EXHIBIT D

FORM OF

STOCKHOLDERS AGREEMENT

OF

[NEW PARENT]

Dated as of [●], 2018

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ARTICLE V MISCELLANEOUS

5.1	Term	29
5.2	Representations and Warranties	29
5.3	Legends; Securities Act Compliance	30
5.4	No Inconsistent Agreements	31
5.5	Amendments and Waivers	31
5.6	Successors and Assigns	31
5.7	Severability	31
5.8	Counterparts	32
5.9	Entire Agreement	32
5.10	Governing Law; Jurisdiction	32
5.11	WAIVER OF JURY TRIAL	32
5.12	Specific Performance	32
5.13	No Third-Party Beneficiaries	33
5.14	Notices	33

Exhibits

Exhibit A	Initial Board Representatives
Exhibit B	Company Competitors

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of [●], 2018 (as it may be amended from time to time, this “Agreement”), is made by and among [New Parent], a Delaware corporation (the “Company”), [Rio Grande Energy Company, LLC], a Delaware limited liability company (the “Investor”) and solely for the purposes of Section 2.2, the [Controlling Member] (the “Fund”).

R E C I T A L S

WHEREAS, the Company, Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company, Bill Barrett Corporation, a Delaware corporation, Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of the Company and Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Company have entered into that certain Agreement and Plan of Merger dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date, Parent and Rio Grande will become wholly owned subsidiaries of the Company in connection with the consummation of the mergers (the “Mergers”) contemplated by the Merger Agreement;

WHEREAS, on the Closing Date, the Investor will receive shares of common stock, par value $[0.001] per share, of the Company (“Company Common Stock”) in accordance with the terms of the Merger Agreement (the shares of Company Common Stock received by the Investor on the Closing Date, the “Shares”) representing, in the aggregate, approximately [●]% of the outstanding shares of Company Common Stock, after giving effect to the issuance of such Shares; and

WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Investor’s ownership of the Shares and certain rights and obligations related thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE MATTERS

1.1    Board Composition; Representation.

(a)    At the Effective Time, the Company will cause the Board Representatives and Non-Investor Directors listed in Exhibit A hereto to be appointed to the Board of Directors of the Company (the “Board”). Following the Effective Time until the Board Designation Expiration Date, the Company shall take any and all necessary action to cause the Board to be comprised of no more than a total of eleven authorized directorships, and, without Company Non-Affiliate Approval, not less than eleven authorized directorships, and in no event shall the total number of authorized directorships be less than the number that is one more than two times the Investor Director Number at such time; provided, however, that the Company, at the direction of the Investor, shall be required to increase the size of the Board if required in order to permit the number of Board Representatives entitled to be designated by the Investor pursuant to this Section 1.1 to be included on the Board.

(b)    From and after the date of the Closing until the Board Designation Expiration Date, the manner for selecting nominees for election to the Board will be as follows:

(i)    In connection with each annual or special meeting of stockholders of the Company at which directors are to be elected (each such annual or special meeting, an “Election Meeting”), the Investor shall have the right to designate for nomination a number of Board Representatives as follows: (A) for so long as the Investor Percentage Interest is greater than or equal to 40% (provided that for the period ending on the six-month anniversary of the Closing Date such percentage shall be 35%) of all of the outstanding shares of Company Common Stock, five (5) Board Representatives; provided, that at least two (2) of such Board Representatives must be Independent Directors; (B) for so long as the Investor Percentage Interest is less than 40% (provided that for the period ending on the six-month anniversary of the Closing Date such percentage shall be 35%) but greater than or equal to 30%, four (4) Board Representatives; provided, that at least one (1) of such Board Representatives must be an Independent Director; (C) for so long as the Investor Percentage Interest is less than 30% but greater than or equal to 20%, two (2) Board Representatives; (D) for so long as the Investor Percentage Interest is less than 20% but greater than or equal to 10%, one (1) Board Representative; and (E) if the Investor Percentage Interest is less than 10%, no Board Representatives.

(ii)    The Investor shall give written notice to the Governance Committee (as defined below) of each such Board Representative no later than the date that is sixty (60) days before the first anniversary of the date that the Company’s annual proxy for the prior year was first mailed to the Company’s stockholders and the Investor shall provide, or cause such individual(s) to provide, to the Company, such information about such individuals and the nomination to the Company, at such times as the Company may reasonably request in order to ensure compliance with the Exchange Rules and the applicable securities Laws, and to enable the Board of any committee thereof to make determinations with respect to the qualifications of the individual(s) to be Board Representative(s) (the “Required Information”); provided, however, that if the Investor fails to give such notice or the Required Information in a timely manner, then the Investor shall be deemed to have nominated the incumbent Board Representative or Board Representatives, as applicable, in a timely manner; provided, further, that if the number of incumbent Board Representatives is less than the number of Board Representatives the Investor is entitled to designate pursuant to Section 1.1(b)(i), the Company and the Investor shall use their respective reasonable best efforts to mutually agree on the Board Representative or Board Representatives, as applicable, for such Election Meeting.

(iii)    In the event that the Company amends its certificate of incorporation to provide that the Board shall be classified into separate classes of directors, then proper provision shall be made such that the designees of the Investor shall be distributed as evenly as possible among such classes of directors in order to preserve the designation rights of the Investor in accordance with this Section 1.1.

(c)    From and after the date of the Closing until the Board Designation Expiration Date, the Company shall take all actions necessary (to the extent such actions are permitted by Law) to cause the Board to include the Board Representative(s) entitled to be designated by the Investor pursuant to Section 1.1(b) and otherwise to reflect the Board composition contemplated by Section 1.1, including the following: (i) at each Election Meeting, include (x) the Board Representative(s) entitled to be designated by the Investor pursuant to Section 1.1(b) and (y) the Nominated Non-Investor Directors in the slate of nominees recommended by the Board to the Company’s stockholders for election as directors, (ii) to solicit proxies in order to obtain stockholder approval of the election of the Board Representative(s) and the Nominated Non-Investor Directors, including causing officers of the Company who hold proxies (unless otherwise directed by the Company stockholder submitting such proxy) to vote such proxies in favor of the election of such Board Representative(s) and the Nominated Non-Investor Directors, (iii) to cause the Board Representative(s) and the Nominated Non-Investor Directors to be elected to the Board, including recommending that the Company’s stockholders vote in favor of the Board Representative(s) and the Nominated Non-Investor Directors in any proxy statement used by the Company to solicit the vote of its stockholders in connection with each Election Meeting, (iv) if necessary, expanding the size of the Board and filling any resulting vacancies with individuals designated by the Investor pursuant to this Section 1.1 and (v) causing any director resignation or other similar policy of the Company to not be applicable to the Board Representatives.

(d)    If at any time the number of Board Representatives serving on the Board exceeds the Investor Director Number, then unless otherwise requested by the Board by action of the Non-Affiliated Directors, the Investor shall promptly (and in any event prior to the time the Board next takes any action, whether at a meeting or by written consent) cause one or more such Board Representative(s) to resign from the Board such that, following such resignation(s), the number of Board Representatives serving on the Board does not exceed the Investor Director Number.    If at any time any Board Representative that was required pursuant to Section 1.2(b) to be an Independent Director ceases to be an Independent Director and as a result the number of Board Representatives that constitute Independent Directors is less than the number of Board Representatives required to be Independent Directors pursuant to Section 1.1(b)(i), then unless otherwise requested by the Board by action of the Non-Affiliated Directors, the Investor shall promptly (and in any event prior to the time the Board next takes any action, whether at a meeting or by written consent) cause such Board Representative to resign from the Board, it being understood that the Investor shall be entitled to fill the vacancy resulting therefrom in accordance with Section 1.2(a).

(e)    On the date that the Investor Percentage Interest is less than ten percent (10%), or at such earlier time that the Investor delivers an irrevocable written waiver of its rights under this Section 1.1 and Section 1.2 to the Company, the Investor will have no further rights under this Section 1.1 and Section 1.2.

1.2    Vacancies.

(a)    Subject to Sections 1.1 and 1.4, if at any time the number of Board Representatives serving on the Board is less than the total number of Board Representatives the Investor is entitled to designate pursuant to Section 1.1(b), whether due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of a Board Representative or otherwise, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement designated by the Investor as promptly as practicable. In furtherance thereof, the Board shall use its reasonable best efforts, if requested by the Investor, to fill such vacancy prior to the time the Board next takes action on any other matter.

(b)    In the event of any vacancy on the Board occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of any Non-Investor Director, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement selected by the Non-Investor Directors acting by Company Non-Affiliate Approval as promptly as practicable.

1.3    Compensation; Indemnification. Each Board Representative shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Board Representative is a member, if any, in each case to the same extent as the other members of the Board. Each Board Representative shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee Directors of the Company for their services as a director, including any service on any committee of the Board; provided, however, that any such Board Representative that is an employee of the Fund or any of its Affiliates shall not receive any such equity compensation, but in lieu thereof shall be entitled to receive cash compensation equal to twice the amount of any cash retainer or other cash fees or cash compensation paid to the non-employee Directors of the Company for their services as a director, including any service on any committee of the Board.

1.4    Selection of Board Representatives; Committees. For purposes of this Agreement, “Board Representative” means any person designated by the Investor to be elected or appointed to the Board, or his or her replacement designated in accordance with Section 1.2, provided, that such person’s service as a director must not be prohibited by Law. The parties hereto agree that the persons listed on Exhibit A to this Agreement are qualified for service pursuant to the foregoing sentence. Subject to applicable Law and stock exchange rules, until the Board Designation Expiration Date, each committee of the Board shall include at least one Board Representative.

1.5    Nomination of Non-Investor Directors. Anything in the Certificate of Incorporation and the By-Laws of the Company notwithstanding and subject to Section 1.2(b), the Governance Committee shall take all actions necessary to nominate incumbent Non-Investor Directors for election at an Election Meeting, unless otherwise approved by the Non-Affiliated Directors acting by Company Non-Affiliate Approval.

ARTICLE II

RESTRICTED ACTIVITIES; PREEMPTIVE RIGHTS; VOTING

2.1    Transfer Restrictions.

(a)    Other than solely in the case of a Transfer to an Affiliate of the Fund, or, if the Fund ceases to be an Affiliate of the Investor, to an Affiliate of the Investor (provided that such Affiliate (i) has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be bound by the terms and conditions of this Agreement applicable to the Investor and (ii) remains an Affiliate of the Fund, or the Investor, if applicable, throughout the Restricted Period), the Investor shall not Transfer any shares of Company Common Stock prior to the date that is ninety (90) days after the Closing (such period, the “Restricted Period”). Following the Restricted Period, the Investor shall be free to Transfer any shares of Company Common Stock subject only to the restrictions set forth in this Agreement and applicable Law.

(b)    Until the Sunset Date, without Company Non-Affiliate Approval, the Investor shall not Transfer any shares of Company Common Stock to any Person or Group who:

(i)    is a Company Competitor;

(ii)    individually or in the aggregate with all Affiliates, Beneficially Owns, or would, after giving effect to such Transfer, Beneficially Own, 15% or more of the outstanding shares of Company Common Stock; provided that in the cases of clauses (i) and (ii) the restriction shall not apply to (A) Transfers into the public market effected through an underwritten offering that qualifies as a “public offering” pursuant to the rules and regulations of the NYSE or that is otherwise broadly marketed, in each case, pursuant to an exercise of the registration rights provided for in this Agreement; (B) Transfers in open market transactions through an ordinary brokerage transaction; provided that such Transfers are not undertaken with the purpose or intent of circumventing this Section 2.1; or (C) a Transfer to (1) an Affiliate of the Fund (provided that such Affiliate has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be bound by the terms and conditions of this Agreement applicable to the Investor), it being understood, for the avoidance of doubt, that any direct or indirect Transfer of such Person that results in such Person ceasing to remain an Affiliate shall be treated as a Transfer that is subject to the provisions of this Section 2.1 or (2) any party or parties not affiliated with the Investor who are acquiring direct or indirect ownership of the Company in a merger, tender offer or other transaction approved or recommended by the Board; or

(iii)    is an Affiliate of the Fund or, if the Fund ceases to be an Affiliate of the Investor, is an Affiliate of the Investor unless such Affiliate has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be bound by the terms and conditions of this Agreement applicable to the Investor for so long as such Person remains an Affiliate of the Fund or the Investor, as applicable, it being understood, for the avoidance of doubt, that any direct or indirect Transfer of such Person that results in such Person ceasing to remain an Affiliate shall be treated as a Transfer that is subject to the provisions of this Section 2.1.

(c)    Any Transfer or attempted Transfer of Company Common Stock in violation of this Section 2.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

In connection with any Transfer of Company Common Stock to an Affiliate of the Fund or the Investor, that is permitted pursuant to this Agreement, the Company shall grant such approvals and take all other actions as are necessary to exempt such transaction from Section 203 of the DGCL.

2.2    Restricted Activities.

(a)    The Investor and the Fund shall not and shall cause their respective Controlled Affiliates not to, directly or indirectly, without the Company’s prior written consent:

(i)    make any statement or proposal to the Board, any of the Company’s Representatives, or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (1) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its Subsidiaries, (2) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its Subsidiaries, or (3) subject to clause (vi) below, any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets; provided, however, that nothing in this Section 2.2(a)(i) shall prohibit the Fund or a Controlled Affiliate of the Fund from privately communicating any such statement or proposal to the directors or Chief Executive Officer of the Company so long as such private communications do not, and would not reasonably be expected to, trigger public disclosure obligations of or for any Person (including, without limitation, the filing of a Schedule 13D or Schedule 13G or any amendment thereof);

(ii)    deposit any Voting Securities into a voting trust or similar contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or other contract (other than solely between (A) the Investor and its Affiliates or (B) the Investor and any Permitted Transferee with respect any shares of Company Common Stock Transferred to any such Permitted Transferee by the Investor as permitted by this Agreement) or grant any proxy with respect to any Voting Securities (other than (A) pursuant to Section 2.5 or (B) otherwise to the Company or a Person specified by the Company in a proxy card provided to stockholders of the Company by or on behalf of the Company);

(iii)    form, join or in any way participate in any Group with any Person with respect to any Voting Securities other than forming, joining or in any way participating in a Group solely between or among (A) the Investor and its Affiliates or (B) the Investor and any Permitted Transferee with respect any shares of Company Common Stock Transferred to any such Permitted Transferee by the Investor as permitted by this Agreement;

(iv)    enter, agree to enter, propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its Subsidiaries (unless such transaction is affirmatively publicly recommended by the Board and there has otherwise been no breach of this Section 2.2 in connection with or relating to such transaction);

(v)    otherwise act with any Person, including by providing financing for another party, to seek to control or influence the management, the Board or the policies of the Company;

(vi)    acquire, agree or propose to acquire any Voting Securities of the Company or any Subsidiary thereof, other than as a result of any stock split or stock dividend of Voting Securities or exercise of preemptive rights pursuant to Section 2.3;

(vii)    call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company, including nominating any Person to the Board (except pursuant to Section 1.1);

(viii)    publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

(ix)    knowingly instigate, facilitate, encourage or assist any third party to do any of the foregoing;

provided that this Section 2.2 shall in no way limit (x) the activities of any director of the Company, so long as such activities are undertaken solely in his or her capacity as a director of the Company or (y) any non-public communications by and between (A) the Investor and its Affiliates or (B) the Investor and any Permitted Transferee with respect to any shares of Company Common Stock Transferred to any such Permitted Transferee by the Investor as permitted by this Agreement; provided, further that (other than as may be a violation of clauses (i) and (ii) above) the right or ability of the Investor or its Controlled Affiliates to exercise their rights under this Agreement or the exercise by the Investor or its Controlled Affiliates of their right to vote shall not, in either case be deemed a breach of this Section 2.2. For purposes of this Section 2.2, the term “Voting Securities” shall be deemed to include any security of the company that is convertible into a Voting Security at any time.

(b)    The Investor further agrees, it shall not and shall cause its Controlled Affiliates not to, without the prior written consent of the Company, publicly request the Company to amend or waive any provision of this Section 2.2 (including this sentence) or do so in a manner that would require the Company to publicly disclose such request.

(c)    The provisions in this Section 2.2 shall terminate on the Sunset Date.

(d)    For the purposes of this Section 2.2, consent of the Company shall require Company Non-Affiliate Approval.

2.3    Preemptive Rights.

(a)    Subject to the provisions of this Section 2.3 (including Section 2.3(f)), the Company hereby grants to the Investor the right, subject to applicable Law, to purchase the Investor’s Pro Rata Portion of any additional shares of Voting Securities, other equity securities or any securities convertible into, or exchangeable for Voting Securities or equity securities of the Company equity securities that the Company may from time to time propose to issue (collectively, the “New Securities”); provided that, for the avoidance of doubt, no Proposed Issuance (including any issuance of New Securities to the Investor) completed in compliance with this Section 2.3 shall be applied in a circular manner to this Section 2.3 so as to result in duplicative or iterative pre-emptive rights.

(b)    The Company shall undertake commercially reasonable efforts to provide the Investor with advance written notice of any proposed issuance subject to this Section 2.3 (a “Proposed Issuance”). Prior to or in connection with the consummation of a Proposed Issuance, the Company shall promptly notify the Investor in writing (an “Issuance Notice”). The Investor shall have a right to purchase the New Securities of the kind offered in such Proposed Issuance on the following terms:

(i)    In the event a Proposed Issuance is conducted as a registered public offering, the Investor shall be entitled to purchase such New Securities at the public offering price for such Proposed Issuance and on the same terms and at the same time as the New Securities are proposed to be Issued by the Company.

(ii)    In the event the Proposed Issuance includes a separate closing for the issuance of New Securities pursuant to the underwriters’ over-allotment or similar option, the Company shall provide a separate Issuance Notice to the Investor with respect to such issuance.

(iii)    In the event the Proposed Issuance is conducted as an offering other than a public offering (e.g., a private placement), Purchaser shall be entitled to purchase such New Securities at the same price that was paid by the purchasers of New Securities in such Proposed Issuance and on the same terms and at the same time as the New Securities are proposed to be Issued by the Company.

(c)    The Investor shall have seven (7) calendar days from the receipt of an Issuance Notice (the “Exercise Period”) to elect to purchase its Pro Rata Portion of the New Securities, at an all-cash purchase price per New Security (the “Per Security Offering Price”) equal to: (i) in the case of all-cash consideration proposed to be received by the Company in respect of the Proposed Issuance, the cash purchase price per New Security set forth in the Issuance Notice or (2) in the case of consideration other than all-cash consideration proposed to be received by the Company in respect of the Proposed Issuance, the per New Security price derived from the aggregate fair market value of all consideration proposed to be received by the Company as of the date of closing of the Proposed Issuance. The Investor may exercise its election by delivering a written notice to the Company during the Exercise Period. Such notice must indicate the specific amount of New Securities that the Investor desires to purchase and may not be conditioned in any manner not also available to other potential purchasers of the Proposed Issuance, except that it may be conditioned on the consummation of the Proposed Issuance. The Investor, if so exercising its election, shall be entitled and obligated to purchase, that portion of the New Securities so offered to the Investor specified in the Investor’s notice on the terms and conditions set forth in this Section 2.3. The failure of the Investor to exercise its election to purchase of its allotment of the New Securities during the Exercise Period shall be deemed a waiver by the Investor of its rights under this Section 2.3 with respect to such Proposed Issuance. The closing of any purchase by the Investor shall be consummated concurrently with the consummation of the Proposed Issuance; provided, however, that the closing of any purchase by any the Investor may be extended beyond the closing of the consummation of the Proposed Issuance to the extent necessary to obtain required governmental approvals (a “Closing Extension”), but for the avoidance of doubt the Company shall not be required to delay or extend the closing of the other portion of the Proposed Issuance to the extent not subject to such governmental approval requirement. In the event of a Closing Extension, the Investor’s Investor Percentage Interest during such period shall be calculated as if such purchase of New Securities by the Investor had been consummated concurrently with the closing of the other portion of the Proposed Issuance not subject to any governmental approval requirement.

(d)    Subject to Section 2.3(e), if the Investor fails to purchase its allotment of the New Securities within the time period described in Section 2.3(c), the Company shall be free to complete the Proposed Issuance within sixty (60) days following the date of the Issuance Notice to the extent and with respect to which the Investor failed to exercise the option set forth in this Section 2.3 on terms no less favorable to the Company (including with respect to consideration) than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced). If the Company has not completed the sale of New Securities in accordance with the foregoing sentence, the Company shall provide a new Issuance Notice to the Investor on the terms and provisions set forth in Section 2.3.

(e)    In the event that the Company has been advised by its outside counsel that the issuance of New Securities in full to the Investor pursuant to this Section 2.3 would require the approval of the Company’s stockholders under applicable Law, including the rules of the New York Stock Exchange (the “NYSE”) or the rules of such other national securities exchange on which the Company Common Stock is then listed or trading , the excess amount of such New Securities to the extent otherwise triggering such stockholder approval requirement will be excluded from the total number of New Securities that the Investor would otherwise have a right to purchase pursuant to this Section 2.3.

(f)    The preemptive rights under this Section 2.3 shall not apply to (i) issuance or sales of New Securities to employees, officers, directors, managers or consultants of the Company or any of its Subsidiaries pursuant to employee benefits or similar employee or management equity incentive plans or arrangements of the Company or any Subsidiary thereof approved by the Compensation Committee by unanimous vote or approved by a majority of the issued and outstanding Company Common Stock; (ii) issuances or sales to a Person (who are not affiliates of the Company) in connection with an acquisition (or series of related acquisitions), joint venture, business combination or merger; (iii) issuances of New Securities by the Company to a wholly owned Subsidiary of the Company; or (iv) an ongoing at-the-market offering of equity securities or other similar offering of equity securities (an “ATM Offering”).

2.4    ATM Offer and Election to Purchase. The foregoing notwithstanding, if the Company conducts an ATM Offering, the Company shall not be required to provide the Investor with advance notice of any such ATM Offering; provided, however, that the Company shall be required to offer (an “ATM Offer”) the Investor the opportunity to purchase New Securities of the same kind offered by the Company in the ATM Offering on a quarterly basis in arrears up to such aggregate amount as would enable the Investor to maintain its Investor Percentage Interest, on the following terms:

(a)    The ATM Offer shall be made in writing to the Investor promptly following the end of each calendar quarter during which any New Securities were sold pursuant to an ATM Offering, but in any event no later than the tenth (10th) Business Day following the end of such calendar quarter, which offer shall include the purchase price and number and type of New Securities that may be purchased;

(b)    The Investor shall be entitled to purchase such New Securities at a price equal to the volume weighted average price at which such New Securities were sold by the Company pursuant to such ATM Offering over the immediately preceding calendar quarter.

(c)    The Investor shall have seven (7) calendar days from the date of its receipt of the ATM Offer pursuant to this Section 2.4 to elect to purchase, and to fully fund the purchase of, of any such New Securities. If the Investor does not elect to purchase any New Securities and/or does not provide immediately available funds for the purchase of such New Securities to the Company within such seven (7) calendar day period, the Investor’s rights to purchase such New Securities shall terminate.

2.5    Voting. From and after the date of this Agreement, until the Sunset Date, the Investor agrees (i) to cause all Voting Securities held by the Investor or any of its Controlled Affiliates or over which the Investor or any of its Subsidiaries otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy; (ii) to vote such Voting Securities Beneficially Owned by it or any of its Subsidiaries or over which the Investor or any of its Subsidiaries otherwise has voting discretion or control (A) in favor of all director nominees nominated by the Company’s Nominating and Corporate Governance Committee (the “Governance Committee”) (including the Board Representatives and Non-Investor Directors nominated to the Board pursuant to Sections 1.2(b) and 1.5 (such nominated Non-Investor Directors, the “Nominated Non-Investor Directors”)), (B) against any other nominees and (C) against the removal of any Non-Investor Director unless the Governance Committee so recommends in favor of such removal (such recommendation not to be made without the approval of the Non-Affiliated Directors acting by Company Non-Affiliated Approval),

(iii) for so long as the Investor Percentage Interest is greater than or equal to 30%, not to vote such Voting Securities in favor of any proposals by stockholders of the Company (including under Rule 14a-8 of the Exchange Act), except at the Investor’s discretion either (A) in a manner that is proportionate to the manner in which all shares of Company Common Stock owned by other holders of Company Common Stock who are not Controlled Affiliates of the Investor are voted with respect to such matter, so that, for any such matter, the shares of Company Common Stock owned by Investor or any of its Controlled Affiliates or over which the Investor or any of its Subsidiaries otherwise has voting discretion or control shall reflect voting results with respect to “shares voted for,” “shares voted against,” “shares abstained,” “shares withheld” and “broker non-votes” proportionate to the aggregate voting results for shares of Company Common Stock that are owned by other holders of Company Common Stock that are not Controlled Affiliates of the Investor or over which the Investor or any of its Subsidiaries otherwise does not have voting discretion or control and that are deemed present in person or by proxy at such stockholder meeting, or (B) in a manner that is consistent with the recommendation of the Board, (iv) to not vote such Voting Securities in favor of any Change of Control Transaction submitted to the Company’s stockholders for approval or adoption pursuant to which the per-share consideration to be received by the Investor or any of its Affiliates in respect of their shares of Company Common Stock in such Change of Control Transaction is different in amount or form from the per-share consideration to be received by other holders of Company Common Stock who are not Affiliates of the Investor or the Company in respect of their shares of Company Common Stock in such Change of Control Transaction, disregarding any right to select cash and/or securities as consideration in such Change of Control Transaction that is offered generally to holders of Company Common Stock in such Change of Control Transaction, unless such Change of Control Transaction is approved by the Board with Company Non-Affiliate Approval or any dissenters’ rights, and (v) not to take, alone or in concert with any other Persons, any action to remove or oppose any Non-Investor Director or to seek to change the size or composition of the Board or otherwise seek to expand the Investor’s representation on the Board in each case in a manner inconsistent with Section 1.1(b). As promptly as practicable following the record date for an Election Meeting or any annual or special meeting at which directors are to be removed, the Investor shall provide the Company a proxy for purposes of effecting the immediately preceding sentence. For the avoidance of doubt, nothing in this Section 2.5 shall require the Investor to vote any Voting Securities or cause any such Voting Securities to be voted in accordance with the Board’s recommendation with respect to any other matter requiring stockholder approval under Law that is not expressly addressed above.

2.6    Amendment to Parent Certificate of Incorporation. The Company shall not amend, or propose to amend, the Parent Certificate of Incorporation in any manner that is inconsistent with or would nullify or supersede any of the terms of this Agreement or would prevent any party hereto from complying with its obligations hereunder unless such proposed amendment is approved by a majority of the entire Board as well as (1) a majority of the Board Representatives and (2) a majority of the Non-Investor Directors, in each case then serving on the Board.

2.7    Removal and Replacement of the Chief Executive Officer. From the Effective Time until the Sunset Date, the Company agrees that the removal and/or replacement of the Chief Executive Officer of the Company, or appointment of a new Chief Executive Officer in the event of a vacancy in such office, shall require approval of a majority of the Board including Company Non-Affiliate Approval.

2.8    Indebtedness. During the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date, the Company shall not incur any Indebtedness, other than Indebtedness under the Existing Credit Facility, without the approval of a majority of the Board Representatives.

2.9    Controlled Company. From the Effective Time until the Sunset Date, the Company shall not elect to be treated as a “controlled company” under, nor avail itself of any “controlled company” exceptions to the corporate governance requirements of, the rules and regulations of the NYSE or any similar rules of such other national securities exchange on which the Company Common Stock is then listed or trading, without the approval of a majority of the Board including Company Non-Affiliate Approval.

ARTICLE III

REGISTRATION RIGHTS

3.1    Registration.

(a)    The Company shall, as soon as practicable after the Closing Date, file a shelf registration statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Investor from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) (a “Shelf Registration Statement”) and use reasonable best efforts to cause such Shelf Registration Statement to be declared effective as promptly as practicable (but in any event, prior to expiration of the Restricted Period). Subject to Section 3.4, the Company shall use reasonable best efforts to keep such Shelf Registration Statement continuously effective, to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Investor and other Holders and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until the earlier of (i) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities, and (ii) the date on which this Agreement terminates pursuant to Section 5.1. If the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement.

(b)    Subject to the eligibility of the Company to use a registration statement on Form S-3 (a “Form S-3”), any registration pursuant to this Section 3.1 shall be effected by means of a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If the Investor or any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities included by it on the Shelf Registration Statement by means of an underwritten offering (a “Underwritten Shelf Take-Down ”), it shall promptly so advise the Company in writing and the Company shall take all reasonable steps to facilitate such distribution, including amending or supplementing the Shelf Registration Statement as necessary in order to enable such Registrable Securities to be distributed pursuant to the Underwritten Shelf Take-Down and the actions required pursuant to Section 3.3; provided that the Company shall not be required to facilitate, and the Investor (together with all other Holders) shall not be entitled to request, (i) more than six (6) Underwritten Shelf Take-Downs in the aggregate or (ii) an Underwritten Shelf Take-Down unless the expected gross proceeds from such Underwritten Shelf Take-Down exceed $50,000,000. The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed; provided that such selections are reasonably acceptable to the Company.

(c)    The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement) or an underwritten offering pursuant to this Section 3.1: (i) with respect to securities that are not Registrable Securities or (ii) during any Permitted Black-out Period; provided that such right to delay a registration or underwritten offering shall be exercised by the Company only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights.

(d)    If, during a period when the Shelf Registration Statement is not effective or available (provided, for the avoidance of doubt, that the failure of the Shelf Registration Statement to be effective or available shall not be a requirement for the Investor or any Holder to exercise its rights pursuant to this Section 3.1(d) and Section 3.1(e) with respect to any Piggyback Registration that is proposed to be an underwritten offering), the Company proposes to file a Registration Statement or prospectus supplement with respect to an offering of its equity securities, other than a registration pursuant to Section 3.1(a) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Investor and all other Holders of its intention to effect such a registration (but in no event less than ten (10) Business Days prior to the anticipated filing date) and (subject to clause (f) below) will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the pricing date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 3.1(d) prior to the effectiveness of such registration, whether or not the Investors or any other Holders have elected to include Registrable Securities in such registration. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its subsidiaries or in connection with dividend reinvestment plans.

(e)    If the registration referred to in Section 3.1(d) is proposed to be underwritten, the Company will so advise the Investor and all other Holders as a part of the written notice given pursuant to Section 3.1(d). In such event, the right of any Investor and all other Holders to registration pursuant to this Section 3.1 will be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Any Holder so participating shall not be required to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s authority to sell the Registrable Securities, such Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities, enforceability of the applicable underwriting agreement as against such Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities by such Holder and any other representations required to be made by such Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Holder in connection with such underwriting agreement shall not exceed such Holder’s net proceeds from such underwritten offering (i.e., less underwriting discounts and commissions). If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company and the managing underwriter prior to the execution of the underwriting agreement with respect thereto.

(f)    If, in connection with a Piggyback Registration under Section 3.1(d), the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority:

(i)    if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, the securities the Company proposes to sell, (B) second, Registrable Securities of the Investor and all other Holders who have requested registration of Registrable Securities pursuant to Section 3.1(d), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, and (C) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement; or

(ii)    if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, (1) if such registration is being made at the request of Investor or any Holder pursuant to this Section 3.1, all Registrable

Securities of the Investor and all other Holders who have requested registration of Registrable Securities pursuant to Section 3.1(b) or 3.1(d), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, or (ii) if such registration is not being made at the request of Investor or any Holder pursuant to this Section 3.1, the securities sought to be registered by Persons who have sought to have securities of the Company registered pursuant to rights to demand such registration and the Registrable Securities of the Investor and all other Holders who have requested registration of Registrable Securities pursuant to Section 3.1(d), pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (B) second, the securities the Company proposes to sell.

3.2    Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

3.3    Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) if it becomes eligible for such status in the future (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(a)    Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective Registration Statement, subject to this Section 3.3, keep such Registration Statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities.

(b)    Prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(c)    Furnish to the Holders and any underwriters such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(d)    Use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)    Notify promptly each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(f)    Give prompt written notice to the Holders:

(i)    when any Registration Statement filed pursuant to Section 3.1 or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)    of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii)    of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose;

(iv)    of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of Company Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v)    of the happening of any event that requires the Company to make changes in any effective Registration Statement or the prospectus related to the Registration Statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(vi)    if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.3(j) cease to be true and correct.

(g)    Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Registration Statement referred to in Section 3.3(f)(iii) at the earliest practicable time.

(h)    Upon the occurrence of any event contemplated by Section 3.3(e) or 3.3(f)(v), promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)    Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities.

(j)    If an Underwritten Shelf Take-Down is requested pursuant to Section 3.1(b), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company reasonably available to participate in “road shows,” similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants and reserve engineers of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. Notwithstanding anything contained herein to the contrary, the Company shall not be required to enter into any underwriting agreement or permit any underwritten offering absent an agreement by the applicable underwriter(s) to indemnify the Company in form, scope and substance as is customary in underwritten offerings by the Company.

(k)    (A) make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, upon reasonable advance notice and during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested (and of the type customarily provided in connection with due diligence conducted in connection with a registered public offering of securities) by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement and (B) use reasonable best efforts to procure customary legal opinions and auditor and reserve engineer “comfort” letters in connection with the sale of Registrable Securities the Investor or any other Holder utilizing the Shelf Registration Statement.

(l)    Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the NYSE or the NASDAQ Stock Market, as determined by the Company.

(m)    If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(n)    Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.4    Suspension of Sales. During (i) any Permitted Black-out Period or (ii) upon receipt of written notice from the Company that a Registration Statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such Registration Statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Permitted Black-out Period or until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension described in clause (ii) of this paragraph may be in effect in any 180-day period shall not exceed 30 days. The total number of days that any suspension periods described in clause (ii), together with any Permitted Blackouts Periods, may collectively be in effect during any 12-month period shall not exceed 120 days.

3.5    Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder shall terminate on the date such securities cease to qualify as Registrable Securities.

3.6    Furnishing Information.

(a)    Neither any Investor nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.3 that the Investors and/or the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registered offering of their Registrable Securities.

3.7    Indemnification.

(a)    The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s direct or indirect partners, members or stockholders and each of such partner’s, member’s or stockholder’s partners, members or stockholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and controlling Persons within the meaning of the Securities Act and each of their respective representatives (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon (i) any untrue statement or alleged untrue statement of material fact contained in any Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto) or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (A) an untrue statement or omission made in such Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee expressly for use in connection with such Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (B) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as such term is defined in Rule 405) that was not authorized in writing by the Company; (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company or any of its subsidiaries in connection with any such registration, qualification, compliance or sale of Registrable Securities; (iii) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities); or (iv) any actions or inactions or proceedings in respect of the foregoing whether or not an Indemnitee is a party thereto, whether such Registration Statement, final prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405) or other document is issued pursuant to this Agreement or otherwise.

(b)    In connection with any Registration Statement in which a Holder is participating, each such Holder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person, if any, who controls the Company within the meaning of the Securities Act to the same extent as the foregoing indemnity provided for in Section 3.7(a) from the Company to the Holders, but only to the extent arising out of or based upon information furnished in writing by such Holder, or on such Holder’s behalf, expressly for use in any Registration Statement or any prospectus, including any amendment or supplement thereto. In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds (less underwriting discounts and commissions) received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation.

(c)    Any Person entitled to indemnification hereunder (the “Indemnified Party”) shall give prompt written notice to the Person against whom such indemnity may be sought (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the Indemnifying Party from its obligation, except to the extent that the Indemnifying Party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d)    In any case in which any such action is brought against any Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof and acknowledging the obligations of the Indemnifying Party with respect to such proceeding, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such Indemnified Party hereunder for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such Indemnifying Party and, as a result, a conflict of interest exists or (ii) the Indemnifying Party shall have failed within a reasonable period of time to assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the Indemnifying Party for the reasonable expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an Indemnifying Party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an Indemnifying Party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party, and (z) does not involve any injunctive or equitable relief that would be binding on the indemnified party or any payment that is not covered by the indemnification hereunder.

(e)    The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f)    If the indemnification provided for in this Section 3.7 is unavailable to a Indemnified Party from the Person against the Indemnifying Party with respect to any Losses or is insufficient to hold the Indemnified Party harmless as contemplated therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.7(f) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.7. No Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Indemnifying Party if the Indemnifying Party was not guilty of such fraudulent misrepresentation.

3.8    Assignment of Registration Rights. The rights of any Holder to registration of Registrable Securities pursuant to Article 3 (but no other rights hereunder) may be assigned by such Holder to a transferee or assignee of Registrable Securities (i) that is a Permitted Transferee of such Holder to which there is Transferred at least $5,000,000 in Registrable Securities or (ii) to which there is Transferred to such transferee no less than $50,000,000 in Registrable Securities, as otherwise permitted by this Agreement; provided, however, that the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.

3.9    Holdback; Lockup. With respect to any underwritten offering of Registrable Securities by the Investors or other Holders pursuant to this Article III, (i) the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten (10) days prior and sixty (60) days following the date of execution of the underwriting agreement with respect to such underwritten offering or such longer period up to ninety (90) days as may be requested by the managing underwriter and (ii) the Company agrees to cause each of its directors and senior executive officers to execute and deliver, and each Holder also agrees to execute and deliver, customary lockup agreements in such form and for such time period up to ninety (90) days as may be requested by the managing underwriter; provided that each Holder shall not be required to execute and deliver any lockup agreement different in form or substance as any lockup executed by the Company’s directors and senior executive officers.

3.10    Rule 144. With a view to making available to the Investor and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(b)    file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

(c)    so long as an Investor or a Holder owns any Registrable Securities, furnish to such Investor or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(d)    take such further action as any Holder may reasonably request (including, without limitation (i) making its Chief Executive Officer and Chief Financial Officer reasonably available to potential purchasers in a reasonable manner (by telephone where feasible) and except during periods when the Company has restricted access to investors in accordance with its Regulation FD procedures and other policies and procedures required by applicable law; and (ii) executing a customary engagement letter that will provide for customary indemnification of a placement agent with respect to such placement), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act, and provided that the commission and fees for such placement shall be at the expense of the requesting Holder

3.11    Definitions. As used in this Article III, the following terms shall have the following respective meanings:

(a)    “Holder” means the Investor and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 3.8.

(b)    “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(c)    “Permitted Black-out Period” means, in the event that the Company determines in good faith that the registration would (x) reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or (y) would require disclosure of material information that the Company has a bona fide business purpose for not disclosing and that has not been, and is not otherwise required to be, disclosed to the public, a period of up to sixty (60) days; provided, that a Permitted Blackout Period described in this clause (ii) may not occur more than twice in any period of twelve (12) consecutive months.

(d)    “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3.

(e)    “Registrable Securities” means (A) all Company Common Stock held by the Holders from time to time and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities will cease to constitute Registrable Securities upon the earliest to occur of (i) when they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) when they are sold pursuant to Rule 144 and the transferee thereof does not receive “restricted securities” as defined in Rule 144, (iii) when they shall have ceased to be outstanding or (iv) when they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities; provided, however, that any Registrable Security shall cease to be a Registrable Security at such time that (A) the holder thereof (together with its Affiliates) ceases to hold at least 5.0% of the outstanding Company Common Stock, (B) such Registrable Security may be sold by the holder thereof pursuant to Rule 144 without limitation thereunder on volume or manner of sale or information requirements thereunder and (C) at least two years have elapsed since the Closing Date. No Registrable Securities may be registered under more than one Registration Statement at one time.

(f)    “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Article III, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred by the Company in connection with any “road show,” the reasonable fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(g)    “Rule 144,” “Rule 144A,” “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(h)    “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).

3.12    Voluntary Forfeiture. At any time, any holder of Registrable Securities (including any Holder) may elect to forfeit its rights set forth in this Article III from that date forward; provided, that a Holder forfeiting such rights shall nonetheless be entitled to participate under Sections 3.1(d)-(f) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 3.5 with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 3.12, any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 3.1(b) or 3.1(d) prior to the date of such Holder’s forfeiture. In addition, Investor or any other Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Investor or Holder not receive notice from the Corporation of any proposed Underwritten Offering; provided, however, that Investor or other Holder, as applicable, may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Investor or other Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to Investor or such other Holder, as applicable, pursuant to Section 3.1.

ARTICLE IV

DEFINITIONS

4.1    Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Action” means any claim, action, suit, arbitration, litigation or proceeding.

“Affiliate” means, with respect to any Person, any Person who directly or indirectly Controls, is Controlled by, or is under common Control with the specified Person. Notwithstanding the foregoing, the Company shall be deemed to not be an Affiliate of the Fund and the Investor for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“ATM Offering” has the meaning set forth in Section 2.4.

“Beneficially Own” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without giving effect to the sixty (60)-day limitation on determining beneficial ownership contained in Rule 13d-3(d)), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Board” has the meaning set forth in Section 1.1.

“Board Designation Expiration Date” means the earlier of (i) the date on which the Investor Percentage Interest is less than 10% and (ii) the date on which this Agreement is validly terminated pursuant to Section 5.1.

“Board Representative” has the meaning set forth in Section 1.4.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Change of Control Transaction” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the then current stockholders of the Company fail to own, directly or indirectly, at least Majority Voting Power; (c) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires Majority Voting Power (other than (i) a reincorporation or similar corporate transaction in which the Company’s stockholders own, immediately thereafter, interests in the new parent company in essentially the same percentage as they owned in the Company immediately prior to such transaction, or (ii) a transaction described in clause (b) (such as a triangular merger) in which the threshold in clause (b) is not passed) or (d) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Competitor” means (a) any Person listed on Exhibit A hereto, or any Controlled Affiliate thereof or (b) (1) any Person whose primary business is oil and natural gas exploration and development in the Denver-Julesburg Basin or (2) any Affiliate of such Person (other than (i) a private equity or similar firm that Controls the Person described in clause (b)(1) and (ii) such private equity or similar firm’s Affiliates, other than such Person and its Controlled Affiliates).

“Company Non-Affiliate Approval” means the approval of a majority of the total number of Non-Affiliated Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of March 16, 2010, by among Bill Barrett Corporation, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified.

“Form S-3” has the meaning set forth in Section 3.1(b).

“Governance Committee” has the meaning set forth in Section 2.4.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Indebtedness” means all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 3.7(c).

“Indemnifying Party” has the meaning set forth in Section 3.7(c).

“Indemnitee” has the meaning set forth in Section 3.7(a).

“Investor” has the meaning set forth in the recitals hereto, provided that, for the avoidance of doubt, any transferee of securities of the Company that is required to enter into, or enters into, a joinder agreeing to be bound by the terms of Sections 2.1, 2.2 and 2.5 of this Agreement applicable to Investors shall be deemed to be an Investor for purposes of Sections 2.1, 2.2 and 2.5 of this Agreement.

“Independent Director” means a director who (i) is not an officer, director, principal, managing partner or employee of the Investor or the Fund or any of its Affiliates or any spouse, parent, child or sibling of any of the foregoing , (ii) would qualify as an “Independent Director” pursuant to the listing standards of the NYSE, or, if the Company Common Stock is not then listed for trading on the NYSE, pursuant to the rules of the national securities exchange on which the Company Common Stock is then listed or trading, with respect to the Company, and (iii) receives no compensation from the Fund, the Investor or any Affiliate thereof for or related to his or her service as a director of the Company and such Person’s actual investment in the Fund does not exceed $1 million during such director’s service as a director of the Company.

“Investor Director Number” means the number of Board Representatives that the Investor is at such time (or would then be if an Election Meeting were to be held at such time) entitled to designate pursuant to Section 1.1(b)(i).

“Investor Percentage Interest” means, as of any date of determination, the percentage represented by the quotient of (i) the number of Voting Securities that are then-Beneficially Owned by the Investor and its Affiliates and (ii) the number of all then-outstanding Voting Securities.

“Law” means any applicable federal, state, local, foreign or international law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction or treaty.

“Losses” means all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies.

“Majority Voting Power” of the Company means a majority of the ordinary voting power in the election of directors of all the outstanding Voting Securities of the Company.

“Mergers” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Nominated Non-Investor Directors” has the meaning set forth in Section 2.5.

“Non-Affiliated Directors” means a director who qualifies as “independent” under the rules of the NYSE or the rules of such other national securities exchange on which the Company Common Stock is then listed or trading and who is not a Board Representative.

“Non-Investor Director” means a director who is not a Board Representative.

“NYSE” has the meaning set forth in Section 2.3(e).

“Pending Underwritten Offering” has the meaning set forth in Section 3.12.

“Permitted Transferee” means (i) any Affiliate of the Investor and (ii) any holder of membership interests in the Investor and each of such holders’ direct and indirect equity holders.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Piggyback Registration” has the meaning set forth in Section 3.1(d).

“Pro Rata Portion” means, with respect to the Investor, on any issuance date for New Securities, the number of New Securities equal to the product of (i) the total number of New Securities to be issued by the Company on such date and (ii) the Investor Percentage Interest, determined immediately prior to such issuance date.

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

“Representatives” has the meaning set forth in the Merger Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the recitals.

“Shelf Registration Statement” has the meaning set forth in Section 3.1(b).

“Special Registration” has the meaning set forth in Section 3.1(d).

“Subsidiary” means, with respect to any Person, another Person, (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (b) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

“Sunset Date” means the earlier of: (i) the last day of the first period of six continuous months during which the Investor Percentage Interest is less than 20% and (ii) the last day of the first period of six continuous months ending on or after the fifth (5th) anniversary of the Closing Date during which the Investor Percentage Interest is less than 30%.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of such ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise. Notwithstanding anything to the contrary in this Agreement, a sale, transfer or other change in the ownership of any equity interests in a Person shall not be deemed to result in the Transfer of capital stock or any interest in capital stock held by such Person unless such sale, transfer or other change in ownership results in a change of Control of such Person.

“Underwritten Shelf Take-Down ” has the meaning set forth in Section 3.1(b).

“Voting Securities” means shares of Company Common Stock and any other securities of the Company entitled to vote generally at any annual or special meeting of the Company’s stockholders.

4.2    Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to “$” or “dollars” means United States dollars. The definitions given for terms in this Article IV and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter (including the Merger Agreement) shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. If, and as often as, there is any change in the outstanding shares of Company Common Stock by reason of a share dividend or distribution, or stock split or other subdivision, or in connection with a combination of stock, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization or other similar capital transaction, appropriate anti-dilution adjustments will be made in the provisions of this Agreement so as to fairly and equitably preserve the rights and obligations set forth herein.

ARTICLE V

MISCELLANEOUS

5.1    Term. This Agreement will be effective as of the Closing Date and, except as otherwise set forth herein will continue in effect thereafter until the earlier of (a) the time when no shares of Company Common Stock are held by the Investor or any other Holder and (b) its termination by the consent of all parties hereto or their respective successors in interest.

5.2    Representations and Warranties . Each party hereto hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement: (a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) this Agreement has been duly and validly executed and delivered by such party and this Agreement constitutes a legal and binding obligation of such party , enforceable against the such party in accordance with its terms; (c) the execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such party is a party or by which such party is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect such party’s ability to perform its obligations hereunder. The Investor herby represents and warrants to the Company that: (i) is acquiring its shares of Company Common Stock for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” laws, or with any present intention of distributing or selling such shares of Company Common Stock in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the shares of Company Common Stock and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

5.3    Legends; Securities Act Compliance.

(a)    A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each Holder agrees that all certificates, book entry shares or other instruments representing such Shares will bear a legend substantially in to the following effect:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENTS FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THE SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT WITH CERTAIN RESTRICTIONS ON TRANSFER, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY OR FROM THE HOLDER OF THIS CERTIFICATE. ANY ATTEMPTED TRANSFER OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THE STOCKHOLDERS’ AGREEMENT SHALL BE NULL, VOID AND OF NO EFFECT.

(b)    Notwithstanding Section 5.3(a), at the request of the Investor or other applicable Holder, (i) at such time as the restrictions described in the foregoing are no longer applicable to the Investor or such other Holder and (ii) with respect to restrictions that refer to the Securities Act or other Laws, upon receipt by the Company of an opinion of counsel to the effect that the first sentence of the foregoing legend is no longer required under the Securities Act or other Laws, as the case may be, the Company will promptly cause such legend to be removed from any certificate or book entry share for any Shares held by the Investor or such other Holder.

5.4    No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that violates or is inconsistent or conflicts with the rights granted to the holders of Registrable Securities in this Agreement.

5.5    Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of (i) the Company by Company Non-Affiliate Approval and (ii) the Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

5.6    Successors and Assigns. Except as set forth in Section 3.8, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party; provided, however, that the Investor may assign it rights under (i) Article I to any Affiliate of the Investor; provided that such Affiliate (x) has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be subject to the terms and conditions of this Agreement applicable to the Investor and (y) remains an Affiliate of the Fund for so long as Article I remains in Effect; provided, further, that no more than one Person shall be entitled to exercise the rights of the Investor under Article I at any time, and (ii) Section 2.3, in whole or in part, to any Affiliate of the Investor, provided that such Affiliate (x) has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be subject to the terms and conditions of this Agreement applicable to the Investor and (y) remains an Affiliate of the Fund for so long as Section 2.3 remains in effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.6 shall be void.

5.7    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.8    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

5.9    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

5.10    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles (whether of the state of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the Court of Chancery of the state of Delaware (or solely if such courts decline jurisdiction in any federal court located in the state of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each party hereto hereby irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.14.

5.11    WAIVER OF JURY TRIAL. Each party hereto knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No party hereto shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties hereto. No party hereto will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each party hereto certifies that it has been induced to enter into this agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 5.11. No party hereto has in any way agreed with or represented to any other party that the provisions of this Section 5.11 will not be fully enforced in all instances.

5.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 5.10, the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5.10, in addition to any other remedy to which they are entitled at law or in equity.

5.13    No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement; provided that (i) any Person (other than the Investors) that becomes an Investor shall be an intended third-party beneficiary hereof and (ii) the Persons indemnified under Article III are intended third-party beneficiaries of Article III.

5.14    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one Business Day after being sent by courier or overnight delivery service, three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile or e-mail and receipt confirmation is received, and shall be directed to the address, facsimile number or e-mail set forth below (or at such other address or facsimile number as such party shall designate by like notice):

If to the Company, to:

[●]

[●]

Attention:        [●]

E-mail:            [●]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:        Mark Gordon

E-mail:            MGordon@wlrk.com

If to the Investor, to:

[●]

[●]

Attention:        [●]

E-mail:            [●]

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:      Douglas E. McWilliams

E-mail: DMcWilliams@velaw.com

If to the Fund, to:

[●]

[●]

Attention:        [●]

E-mail:            [●]

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

[NEW PARENT]

By:
Name: [●]
Title: [●]

[Signature Page to Stockholders Agreement]

[●]

By:		[●]

By:
Name: [●]
Title: [●]

[Signature Page to Stockholders Agreement]

Exhibit A

Initial Company Directors

Board Representatives

•	Scott Gieselman

•	Craig Glick

•	Michael Starzer

•	[●]

•	[●]

Non-Investor Directors

•	Jim W. Mogg

•	William F. Owens

•	Edmund P. Segner

•	Randy I. Stein

•	Michael E. Wiley

•	R. Scot Woodall

Exhibit B

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